U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
First Amended

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2007

TUNEX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Utah	0-15369	87-0416684
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Room 3505, 35/F, Edinburgh Tower, The Landmark,
15 Queen’s Road Central, Hong Kong
(Address of principal executive offices)

(852) 2736-2111
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

This Form 8-K/A First Amended amends form 8-K filed with the U.S. Securities and Exchange Commission on 7/13/2007.  The Form 8-K/A First Amended reflects the correct authorized signer in the Rescission Agreement (Exhibit 2.1) as Michael Woo.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Rescission Agreement

On July 10, 2007, Tunex International, Inc. (or the “Company”), American Asia Pharmaceutical Investment Inc. (“American Asia”) and the shareholders of American Asia (collectively referred to herein as the “Selling Shareholders”) entered into a Rescission Agreement (the “Rescission Agreement”).  The Rescission Agreement rescinded the previous Agreement for Share Exchanged executed by and between the parties on December 31, 2006 pursuant to which the Company acquired a 100% ownership interest in American Asia from the Selling Shareholders in exchange for a total of 31,767,129 shares of the common stock of the Company.  Through the Exchange, American Asia shall acquire 62.5% of the issued and outstanding shares of Guangdong Shenzhou Pharmaceutical Limited.  The parties have mutually determined that it is in the best interest of each of the parties to execute the Rescission Agreement, recinding both of these agreements and unwinding the deal altogether.  As a result of the Rescission Agreement, all issued shares of the Company shall be returned to the Company and all ownership of American Asia will transfer to the original Selling Shareholders.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The Rescission Agreement is incorporated by reference and attached hereto as Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

TUNEX INTERNATIONAL, INC.

Dated: July 13, 2007	By:	/s/ Michael Woo
Michael Woo, Chief Executive Officer